Exhibit 16.1

March 25, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Hudson Valley Holding Corp. dated March 25, 2014, as contained in section a) of Item 4.01, and are in agreement with those statements.

\s\ Crowe Horwath LLP
CROWE HORWATH LLP
New York, New York

cc:	Mr. Joseph A. Schenk Audit Committee Chairman Hudson Valley Holding Corp.